Exhibit 99.1

Southern National Bancorp of Virginia Inc. reports earnings for the first quarter of 2017 of $2.1 million after pre-tax deal costs of $323 thousand and declares a dividend of $.08

MCLEAN, Va., April 27, 2017 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (NASDAQ:SONA), the holding company for Sonabank, announced today that net income for the quarter ended March 31, 2017 was $2.1 million compared to $2.6 million during the quarter ended March 31, 2016. Excluding tax effected costs related to the pending merger with Eastern Virginia Bankshares (EVBS) net income would have been $2.4 million (Non-GAAP).

Two other factors depressed earnings in the first quarter: First, our 44% ownership in Southern Trust Mortgage (STM), our mortgage affiliate, resulted in a loss of $479 thousand during the first quarter of 2017 compared to a positive contribution of $80 thousand during the same quarter last year.  STM’s loss resulted from investments in a new delivery system, new branches and onboarding costs of new loan officers. Second, the cost of servicing the subordinated debt issued January 20, 2017 by Southern National was $329 thousand during the first quarter of 2017. We will ultimately grow into the subordinated debt and its cost should be more than offset by increased revenues.

The Board of Directors declared a dividend of $.08 per share payable on May 26, 2017 to shareholders of record on May 15, 2017. This is our twenty-second consecutive quarterly dividend.

Overview

  Southern National’s merger with EVBS is proceeding as expected. Federal Reserve and Virginia State Corporation Commission approvals have been received. Subject to shareholder approvals we should be on track for a closing in late second quarter or early in the third quarter of 2017. System conversion is expected in September 2017. In the meantime we are continuing to work on structuring the combined institution to streamline processes using the best of each institution.
  Loans, net of unearned income, increased to $974 million at March 31, 2017 from $930 million at year end. Total loan originations were $70.4 million during the quarter ended March 31, 2017 including purchases of residential portfolio product from STM in the amount of $36.8 million.
  Southern National’s efficiency ratio was 57.83% during the first quarter of 2017 compared to 57.94% during the first quarter of 2016.
  Southern National’s return on average assets was 0.73% during the first quarter of 2017 compared to 1.00% in the same quarter last year.  If we exclude the tax effected merger expenses during the first quarter of 2017, the return on average assets would have been 0.84% (Non-GAAP) compared to 0.79% during the fourth quarter of 2016 and 1.00% during the first quarter of 2016.
  The return on average equity was 6.57% in the first quarter of 2017, compared to 8.56% in the first quarter of 2016. If we exclude the tax effected merger expenses during the first quarter of 2017, the return on average equity would have been 7.57% (Non-GAAP) compared to 6.92% during the fourth quarter of 2016 and 8.56% during the first quarter of 2016.
  On January 20, 2017, Southern National completed the sale of $27 million of its fixed-to-floating rate Subordinated Notes due 2027 (the “Notes”). The Notes will initially bear interest at 5.875% per annum until January 31, 2022; thereafter, the Notes will be payable at an annual floating rate equal to three-month LIBOR plus a spread of 3.95% until maturity or early redemption.

Net Interest Income

During the first quarter of 2017, net interest income before the provision for loan losses was $9.9 million, up from $9.7 million during the first quarter of 2016. Average loans during the first quarter of 2017 were $957.5 million compared to $843.2 million during the same period last year. The loan discount accretions on our three acquisitions were $447 thousand in the first quarter of 2017 compared to $551 thousand in the same quarter last year.  The interest expense on the subordinated note issued in January 2017 was $329 thousand for the quarter ended March 31, 2017 which reduced the net interest margin by 12 basis points. The net interest margin was 3.75% in the first quarter of 2017, down from 4.06% in the first quarter of 2016.  Absent interest expense on the subordinated debt during the first quarter of 2017, net interest margin would have been comparable to the fourth quarter of 2016.

Noninterest income

Noninterest loss was $67 thousand during the first quarter of 2017, compared to income of $501 thousand during the same quarter of 2016. During the first quarter of 2017 we experienced a loss attributable to our 44% ownership of STM of $479 thousand, compared to income of $80 thousand in the same quarter last year. STM’s loss resulted from investments in a new delivery system, new branches and onboarding costs of new loan officers. STM expects to return to profitability in the second quarter of 2017.
Noninterest Expense

Noninterest expense was $6.1 million for the first quarter of 2017 compared to $6.0 million for the first quarter of 2016. Expenses related to the pending merger with EVBS were $323 thousand during the three months ended March 31, 2017, compared to no merger expenses during the same period last year. During the first quarter of 2017 we sold one other real estate owned (OREO) property recognizing a loss of $3 thousand, and we recognized impairment in the amount of $50 thousand on one OREO property resulting in a net loss of $53 thousand. This compared to a loss on OREO of $120 thousand for the first quarter of 2016.

Loan Portfolio

Net loan growth in the first quarter of 2017 was a robust $43.8 million. $11.9 million of that amount were residential mortgages purchased for our portfolio from Southern Trust Mortgage.  Total loan originations were $70.4 million during the quarter ended March 31, 2017 including purchases of residential portfolio product from STM in the amount of $36.8 million.

The composition of our loan portfolio consisted of the following at March 31, 2017 and December 31, 2016:

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans (1)	Loans	Loans	Loans (1)	Loans	Loans
	March 31, 2017			December 31, 2016
Loans secured by real estate:
Commercial real estate - owner-occupied	$-	$154,041	$154,041	$-	$154,807	$154,807
Commercial real estate - non-owner-occupied	-	296,176	296,176	-	279,634	279,634
Secured by farmland	-	438	438	-	541	541
Construction and land loans	-	97,002	97,002	-	91,067	91,067
Residential 1-4 family	9,957	248,108	258,065	10,519	220,291	230,810
Multi- family residential	-	30,222	30,222	-	30,021	30,021
Home equity lines of credit	15,709	11,539	27,248	17,661	11,542	29,203
Total real estate loans	25,666	837,526	863,192	28,180	787,903	816,083

Commercial loans	-	111,957	111,957	-	115,365	115,365
Consumer loans	-	804	804	-	856	856
Gross loans	25,666	950,287	975,953	28,180	904,124	932,304

Less deferred fees on loans	-	(1,731)	(1,731)	-	(1,889)	(1,889)
Loans, net of deferred fees	$25,666	$948,556	$974,222	$28,180	$902,235	$930,415

(1) Covered Loans were acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement. The agreement covering non-single family loans expired in December 2014.

Loan Loss Provision/Asset Quality

The loan loss provision for the quarter ended March 31, 2017 was $550 thousand, compared to $625 thousand for the same period last year.  Charge offs for the three months ended March 31, 2017 were $512 thousand, compared to $367 thousand for the same period in 2016.

Non-covered OREO as of March 31, 2017 was $8.3 million compared to $8.6 million as of the end of the previous year. Non-covered nonaccrual loans were $1.6 million (excluding $2.1 million of loans fully covered by SBA guarantees) at March 31, 2017 compared to $1.6 million (excluding $2.2 million of loans fully covered by SBA guarantees) at the end of last year.  The ratio of non-covered non-performing assets (excluding the SBA guaranteed loans) to non-covered assets decreased from 0.92% at the end of 2016 to 0.86% at March 31, 2017. The portions of these SBA loans that were unguaranteed were charged off.

Southern National’s allowance for loan losses as a percentage of non-covered total loans at March 31, 2017 was 0.91%, compared to 0.95% at the end of 2016.  Management believes the allowance is adequate at this time but continues to monitor trends in environmental factors which may potentially affect future losses.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $93.2 million at March 31, 2017 up from $89.2 million at December 31, 2016.

Securities in our investment portfolio as of March 31, 2017 were as follows:

  residential government-sponsored mortgage-backed securities in the amount of $17.6 million and residential government-sponsored collateralized mortgage obligations totaling $2.2 million callable agency securities in the amount of $52.9 million

  municipal bonds in the amount of $15.0 million with a taxable equivalent yield of 3.34% and ratings ranging from Aaa to Aa1 (Moody’s) and AAA to AA- (Standard & Poor’s)

  trust preferred securities in the amount of $5.6 million, $3.3 million of which is Alesco VII A1B which is rated A1 (Moody’s), BBB+ (Standard and Poor’s) and A (Fitch)

During the first quarter of 2017, we purchased $10.0 million of callable agency securities. One callable agency security in the amount of $5.0 million was called.

Deposits

Total deposits were $896.2 million at March 31, 2017 compared to $913.0 million at December 31, 2016. Demand deposits and NOW accounts increased $13.4 million during the quarter ended March 31, 2017, while certificates of deposit decreased $28.6 million during the same period.

Stockholders’ Equity

Total stockholders’ equity increased from $126.3 million at December 31, 2016 to $128.3 million at March 31, 2017 primarily as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 12.49% and 14.68% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of March 31, 2017.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $1.2 billion at March 31, 2017.  Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has fifteen branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Haymarket,  Richmond and Clifton Forge, and eight branches in Maryland, in Rockville, Shady Grove, Frederick, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Reconciliation of Non-GAAP Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures.  Southern National uses non-GAAP financial measures, net income and return on average assets and equity excluding merger expenses, to analyze its performance excluding merger related expenses.  See reconciliation table on page 8.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of Southern National and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Southern National’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Southern National. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	March 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$35,419	$47,392
Investment securities-available for sale	4,238	3,918
Investment securities-held to maturity	89,003	85,300
Stock in Federal Reserve Bank and Federal Home Loan Bank	8,917	7,929
Loans receivable, net of unearned income	974,222	930,415
Allowance for loan losses	(8,678)	(8,610)
Net loans	965,544	921,805
Intangible assets	11,339	11,388
Bank premises and equipment, net	8,083	8,227
Bank-owned life insurance	23,989	23,826
FDIC indemnification asset	1,920	2,111
Other assets	28,881	30,547
Total assets	$1,177,333	$1,142,443

Liabilities and stockholders' equity
Demand deposits and NOW accounts	$138,213	$124,779
Money market accounts	127,052	129,835
Savings accounts	53,949	52,755
Time deposits	577,003	605,613
Total deposits	896,217	912,982
Federal Home Loan Bank advances - short term	116,000	95,000
Subordinated notes	26,075	-
Other liabilities	10,753	8,117
Total liabilities	1,049,045	1,016,099
Stockholders' equity	128,288	126,344
Total liabilities and stockholders' equity	$1,177,333	$1,142,443

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended
	March 31,
	2017	2016

Interest and dividend income	$12,545	$11,673
Interest expense	2,654	1,962
Net interest income	9,891	9,711
Provision for loan losses	550	625
Net interest income after provision for loan losses	9,341	9,086
Account maintenance and deposit service fees	213	223
Income from bank-owned life insurance	163	174
Equity (loss) income from mortgage affiliate	(479)	80
Other	36	24
Noninterest (loss) income	(67)	501
Employee compensation and benefits	2,898	3,128
Occupancy expenses	1,038	998
FDIC assessments	137	146
Amortization of FDIC indemnification asset	191	216
Net loss on other real estate owned	53	120
Merger expenses	323	-
Other expenses	1,413	1,425
Noninterest expense	6,053	6,033
Income before income taxes	3,221	3,554
Income tax expense	1,167	989
Net income	$2,054	$2,565

Reconciliation of Non-GAAP Financial Measures

Net income excluding merger expenses
Net income	$2,054	$2,565
Merger expenses	323	-
Income tax effect of adjustment	(9)	-
Net income excluding merger expenses (Non-GAAP)	$2,368	$2,565

Return on average assets excluding merger expenses
Return on average assets	0.73%	1.00%
Effect to adjust for merger expenses	0.11	-
Return on average assets excluding merger expenses (Non-GAAP)	0.84%	1.00%

Return on average equity excluding merger expenses
Return on average equity	6.57%	8.56%
Effect to adjust for merger expenses	1.00	-
Return on average equity excluding merger expenses (Non-GAAP)	7.57%	8.56%

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended
	March 31,
	2017	2016

Per Share Data:
Earnings per share - Basic	$0.17	$0.21
Earnings per share - Diluted	$0.16	$0.21
Book value per share	$10.40	$9.89
Tangible book value per share	$9.48	$8.95
Weighted average shares outstanding - Basic	12,307,423	12,237,058
Weighted average shares outstanding - Diluted	12,611,090	12,402,299
Shares outstanding at end of period	12,330,043	12,244,943

Selected Performance Ratios and Other Data (1):
Return on average assets	0.73%	1.00%
Return on average equity	6.57%	8.56%
Yield on earning assets	4.76%	4.88%
Cost of funds	1.18%	0.95%
Net interest margin	3.75%	4.06%
Efficiency ratio (2)	57.79%	57.94%
Net charge-offs (recoveries) to average loans	0.05%	0.04%
Amortization of intangibles	$49	$62

	As of
	March 31,	December 31,
	2017	2016

Stockholders' equity to total assets	10.90%	11.06%
Tier 1 risk-based capital ratio	12.49%	12.69%
Intangible assets:
Goodwill	$10,514	$10,514
Core deposit intangible	825	874
Total	$11,339	$11,388

Non-covered loans and other real estate owned (3):
Nonaccrual loans (4)	$3,663	$3,795
Loans past due 90 days and accruing interest	-	-
Other real estate owned	8,265	8,617
Total nonperforming assets	$11,928	$12,412
Allowance for loan losses to total non-covered loans	0.91%	0.95%
Nonperforming assets excluding SBA guaranteed loans to total
non-covered assets	0.86%	0.92%

(1) Selected performance ratios and other data are annualized except for the efficiency ratio, net charge offs and amortization of intangibles.
(2) Excludes gains/losses and write-downs on OREO, gains/losses on sale of loans, gains/losses on sale of securities, merger expenses and impairment losses recognized in earnings.
(3) Applies only to non-covered Sonabank loans and other real estate owned.
(4) Nonaccrual loans include SBA guaranteed amounts totaling $2.1 million and $2.2 million at March 31, 2017 and December 31, 2016, respectively.

Contact: R. Roderick Porter, President
Phone: 202-464-1130 ext. 2406
Fax: 202-464-1134
Southern National Bancorp, NASDAQ Symbol SONA
Website: www.sonabank.com